Exhibit 99.2

MIRATI THERAPEUTICS ANNOUNCES PRICING OF PUBLIC OFFERING OF

COMMON STOCK

SAN DIEGO, January 6, 2017 /PRNewswire/ — Mirati Therapeutics, Inc. (NASDAQ: MRTX) today announced the pricing of an underwritten public offering of 4,350,176 shares of its common stock at a price to the public of $5.60 per share. In addition, and in lieu of common stock, Mirati is offering to funds affiliated with Boxer Capital, LLC pre-funded warrants to purchase up to an aggregate of 7,258,263 shares of common stock at a purchase price of $5.599 per warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant.  The gross proceeds from this offering are expected to be approximately $65.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Mirati. The offering is expected to close on or about January 11, 2017, subject to customary closing conditions. Mirati has granted the underwriters a 30-day option to purchase up to an additional 652,526 shares of common stock in connection with the public offering. All of the securities are being offered by Mirati.

Mirati expects to use the net proceeds from this offering for general corporate purposes, including for clinical development of glesatinib, sitravatinib and mocetinostat, as well as for development of preclinical programs and working capital.

Leerink Partners is acting as sole book-running manager in the offering.

The securities described above are being offered by Mirati pursuant to a shelf registration statement filed by Mirati with the Securities and Exchange Commission (“SEC”) that was declared effective on November 18, 2015. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6142, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mirati Therapeutics

Mirati Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing a pipeline of targeted oncology products intended to treat specific genetic and epigenetic drivers of cancer in selected subsets of cancer patients with unmet needs. Our clinical pipeline consists of three product candidates: glesatinib, sitravatinib and mocetinostat. Both glesatinib and sitravatinib are orally bioavailable, spectrum-selective kinase inhibitors with distinct target profiles that are in development for the treatment of patients with NSCLC and other solid tumors. Glesatinib targets the MET receptor tyrosine kinase family and is in Phase 2 clinical development. Sitravatinib is in Phase 1b clinical development and targets genetic alterations in RET rearrangements, CHR4q12 amplifications, CBL and AXL mutations. Our third product candidate is mocetinostat, an orally bioavailable, Class 1 selective histone deacetylase inhibitor. Mocetinostat is in Phase 1b/2 clinical development in combination with durvalumab, MedImmune’s anti-PD-L1 immune checkpoint inhibitor, for the treatment of patients with NSCLC.

Forward-Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively “forward-looking statements” within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of management of Mirati and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Mirati’s control. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” or “estimate” and other similar terminology, or state that certain actions, events or results “may” or “would” be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements related to the expected completion, timing and size of the public offering of common stock and Mirati’s expected used of the proceeds from the offering.

Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict. These risks include those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as those inherent in drug development, whether Mirati will be able to obtain financing when needed or on favorable terms, and other risks described in Mirati’s filings with the SEC. In evaluating any forward-looking statements in this release, Mirati cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Mirati does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

Company Contact:

Marcy Graham

Mirati Therapeutics, Inc.

Vice President, Investor Relations and Corporate Communications

(858) 332-3557

grahamm@mirati.com

Lilian Stern

Stern Investor Relations

(212) 362-1200

lilian@sternir.com